(The following is an unofficial English translation of the Notice Regarding Resolutions Adopted at the 65th Ordinary General Meeting of Shareholders of Advantest Corporation (the “Company”). The Company provides this translation for your reference and convenience only and without any warranty as to its accuracy or otherwise.)

(Stock Code Number: 6857, TSE first section)

June 27, 2007

To Our Shareholders

Toshio Maruyama

Representative Board Director

President and CEO

ADVANTEST CORPORATION

32-1, Asahi-cho 1-chome,

Nerima-ku, Tokyo

NOTICE REGARDING RESOLUTIONS ADOPTED AT

THE 65th ORDINARY GENERAL MEETING OF SHAREHOLDERS

Dear Shareholders:

Notice is hereby given that the following matters were presented and resolved at the 65th ordinary general meeting of shareholders of ADVANTEST CORPORATION (the “Company”) that took place today.

Matters reported:

Item No.1:	Matters concerning the business report, consolidated financial statements and financial statements for the 65th Fiscal Year (from April 1, 2006 to March 31, 2007)

Item No.2:	Matters concerning the results of audit of the Company’s consolidated financial statements by an independent auditor and the Board of Corporate Auditors

Presentations on the above items were given to the shareholders.

Matters resolved:

Agenda Item No.1:	Distribution of the surplus

The shareholders resolved to approve, as originally proposed, to distribute a year end dividend of ¥32.50 per stock.

Agenda Item No. 2:	Payment of bonuses to directors and corporate auditors

The shareholders resolved to approve, as originally proposed, to pay bonuses in the aggregate amount of ¥202 million to its directors and corporate auditors who held such positions as of the end of the fiscal year 2006. ¥180 million will be paid as bonuses to its nine directors and ¥22 million as bonuses to its four corporate auditors.

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Agenda Item No. 3:	Election of nine directors

The shareholders resolved to approve, as originally proposed, the re-election of Shimpei Takeshita, Toshio Maruyama, Naoyuki Akikusa, Yasushige Hagio, Junji Nishiura, Hiroji Agata and Takashi Tokuno, and the election of Hiroshi Tsukahara and Yuichi Kurita, each of whom has since assumed office.

Naoyuki Akikusa and Yasushige Hagio are outside directors.

Agenda Item No. 4:	Election of three corporate auditors

The shareholders resolved to approve, as originally proposed, the re-election of Takashi Takaya and the election of Hitoshi Owada and Jiro Haneda, each of whom has since assumed office.

Takashi Takaya and Jiro Haneda are outside corporate auditors.

Agenda Item No. 5:	Revision of the amount of remuneration to directors and corporate auditors

The shareholders resolved to approve, as originally proposed, the compensation to be paid to directors and corporate auditors in the amount of ¥615 million per year and ¥100 million per year, respectively.

Agenda Item No. 6:	Issuance of stock acquisition rights as stock options

The shareholders resolved to approve, as originally proposed, the issuance of up to 7,000 stock acquisition rights (exercisable for 700,000 shares of the common stock of the Company) for no consideration pursuant to Articles 236, 238 and 239 of the Company Law, which are to be granted to executive officers and employees of the Company and directors (excluding outside directors) and employees of its domestic and foreign subsidiaries, and foreign subsidiaries of the Company.

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The following has been decided by resolution at the special meeting of the board of directors and at the meeting of the board of corporate auditors subsequent to the shareholders’ meeting:

[Board of Directors and Corporate Auditors]

Shimpei Takeshita, Chairman of the Board
Toshio Maruyama, Representative Board Director
Naoyuki Akikusa, Director
Yasushige Hagio, Director
Junji Nishiura, Director
Hiroji Agata, Director
Takashi Tokuno, Director
Hiroshi Tsukahara, Director (newly elected)
Yuichi Kurita, Director (newly elected)
Takashi Takaya, Standing Corporate Auditor
Hitoshi Owada, Standing Corporate Auditor (newly elected)
Megumi Yamamuro, Corporate Auditor
Jiro Haneda, Corporate Auditor (newly elected)

[Executive Officers]
Toshio Maruyama, President and CEO
Junji Nishiura, Senior Executive Officer
Hiroji Agata, Senior Executive Officer
Takashi Tokuno, Senior Executive Officer
Hiroshi Tsukahara, Managing Executive Officer
Yuichi Kurita, Managing Executive Officer (promoted)
Yuri Morita, Managing Executive Officer
Jiro Katoh, Managing Executive Officer
Takao Tadokoro, Managing Executive Officer
Hiroyasu Sawai, Managing Executive Officer
Yoshiro Yagi, Managing Executive Officer (promoted)
Masao Shimizu, Executive Officer
Masao Araki, Executive Officer
Hideaki Imada, Executive Officer
Akira Hatakeyama, Executive Officer

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Yasuhiro Kawata, Executive Officer
Takashi Sugiura, Executive Officer
Shinichiro Kuroe, Executive Officer
Takashi Sekino, Executive Officer
Hiroshi Nakamura, Executive Officer
Yoshiaki Yoshida, Executive Officer
Minoru Morishita, Executive Officer (newly elected)

▪	The payment of a year end dividend for the 65th Fiscal Year

A year end dividend for the 65th Fiscal Year can be received by presenting the enclosed Notice of Postal Transfer at a nearby post office during the payment period (from June 28, 2007 to July 31, 2007).

Shareholders who have elected to use bank transfer will find enclosed the Dividends Statement and Confirmation of Transfer Account.

▪	We will provide voice streaming of this general meeting of shareholders (solely with respect to the matters reported) on the Company’s website beginning today.

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